SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

VERIDIEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	59-3020382
(State of Incorporation)	(I.R.S. Employer I.D. Number)

2875 MCI Drive, Suite B, Pinellas Park, Florida         33782
(Address of Principal Executive Offices)          (Zip Code)

EMPLOYEES & CONSULTANTS COMPENSATION AND STOCK OPTION PLAN
(Full title of the Plan)

Sheldon C. Fenton, CEO
2875 MCI Drive, Suite B
Pinellas Park, Florida 33782
(727) 576-1600

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered	Per Unit	Offering Price (1)	Fee

Common Stock
$.001 par value	10,000,000	$.04	$400,000	$36.80

(1)   Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of securities issuable under the plan that are covered by the registration statement as required by Rule 457(h), computed upon the basis of the average of the bid and asked price of the securities of the same class as of a recent date pursuant to Rule 457(c).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

     a.     The Company’s most recent annual report filed on Form 10-KSB on March 28, 2002, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which report contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed. The description of the Company’s Common Stock is contained in that annual report incorporated by reference herein.

     b.     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents of the Company referred to in (a) above, including the Company’s recent quarterly report, filed on Form 10-QSB on May 14, 2002.

Item  6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes Delaware corporations to indemnify its officers, directors, agents and employees. Under Sections 4.25 through and including 4.28 of the Company’s By-Laws, the Company shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for therein shall not be deemed exclusive of any other right to which any person may be entitled under any By-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. Section 4.26 of the Company’s By-Laws provides for the indemnification of persons in securities law matters where the indemnified party is successful on the merits, or the claims are dismissed with prejudice, or the claims have been settled with court approval and the court approves the indemnification.

Item 8.     EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.     UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, post-effective amendments(s) to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(b)  That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the adjudication of such issue.

EXHIBIT INDEX

5.1	Opinion of Richard C. Fox, Esq.

10.34	Employees & Consultants Compensation and Stock Option Plan

24.1	Consent of Richard C. Fox, Esq. (contained in Exhibit 5.1)

24.4	Consent of Carter, Cartier, Melby & Guarino, C.P.A.s, P.A.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pinellas Park, State of Florida, June 11, 2002.

VERIDIEN CORPORATION

By: /s/ Sheldon C. Fenton	Sheldon C. Fenton, CEO

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sheldon C. Fenton Sheldon C. Fenton	President/CEO, Director	6/11/02

/s/ Russell D. Van Zandt Russell D. Van Zandt	Director	6/11/02

/s/ Paul L. Simmons Paul L. Simmons	Director	6/11/02

/s/ Rene A. Gareau Rene A. Gareau	Director	6/11/02